Exhibit 99.2

101 Gateway Centre Parkway ▪ Richmond, Virginia 23235 ▪ Telephone: (804) 267-8000 ▪ Fax: (804) 267-8850 ▪Website: www.landam.com

FOR IMMEDIATE RELEASE:	CONTACTS:
October 26, 2005	Robert W. Sullivan	Lloyd Osgood
	SVP - Investor Relations	SVP - Corporate Communications
	(804) 267-8703	(804) 267-8133

LandAmerica Announces Common Stock
Repurchase Program

RICHMOND, VIRGINIA - LandAmerica Financial Group, Inc. (NYSE: LFG), a leading provider of real estate transaction services, announces that its Board of Directors has approved a program to purchase up to 1,250,000 shares, or approximately 7.1%, of its outstanding common stock between now and the end of July 2007. Purchases of stock will be accomplished primarily in the open market, with the timing of such transactions subject to market conditions and SEC regulations. The Company anticipates funding for this program to come from available corporate funds, future excess cash flow or an existing credit facility. The program would be in addition to purchases made under the share purchase plan publicly announced in December 2004 that provides for the purchase of up to 1.0 million shares or $60.0 million and expires in February 2006, as well as, open market purchases presently made in connection with LandAmerica’s employee benefit plans.

About LandAmerica Financial Group, Inc.,
Headquartered in Richmond, Virginia, LandAmerica Financial Group, Inc. is a leading provider of real estate transaction services. Through its many subsidiaries, LandAmerica serves residential and commercial customers with more than 800 offices and a network of 10,000 active agents throughout the United States, Mexico, Canada, the Caribbean, Latin America, and Europe.

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